Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 22, 2006, with respect to the statements of operations and statements of cash flows for the period February 22, 2005 (inception) to December 31, 2005 and balance sheet as of December 31, 2005, of Israel Technology Acqusition Corp., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus/ proxy statement.

/s/Brightman Almagor & Co
Brightman Almagor & Co.
A member firm of Deloitte Touche Tohmatsu

September 28, 2006